JAMES N. BARBER
                            Attorney at Law
                        Suite 100, Bank One Tower
                            50 West Broadway
                        Salt Lake City, UT 84101

Telephone: (801) 364-6500                        Fax: (801) 364-3406
or (801)532-3535                                 E-Mail:
Barberjn@aol.com


                               July 31, 2000

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Paradise Resorts and Rentals, Inc.
Dear Sir or Madam:

     I have acted as counsel for Paradise Resorts and Rentals, Inc., a Delaware corporation (the "Company") in connection with its registration statement on Form SB-2 relating to the registration of up to 2,000,000 shares of its common stock ("Shares"), no par value per share, at a maximum offering price of $.05 per share. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and By-laws of the Company.

     Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware and that the Shares, when sold and issued, will be validly authorized and issued, fully paid, and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

          Sincerely,


          James N. Barber